Exhibit 4.1

AMENDMENT NO. 2 TO THE

ROTECH HEALTHCARE INC.

COMMON STOCK OPTION PLAN

WHEREAS, Rotech Healthcare Inc. (the “Company”) has established and maintains the Rotech Healthcare Inc. Common Stock Option Plan (the “Plan”); and

WHEREAS, pursuant to Section 7(b) of the Plan, the Company’s Board of Directors (the “Board”) may at any time amend the Plan, subject to certain limitations;

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan to provide for one hundred percent (100%) vesting of all options outstanding upon a Change in Control (as defined in the Plan);

WHEREAS, on June 24, 2003, the Board approved such amendment to the Plan;

WHEREAS, for purposes of clarification the Board deems it to be in the best interests of the Company to amend the Plan to provide that the Plan will be administered by the Board or a committee thereof;

WHEREAS, on August 26, 2003, the Board approved such amendment to the Plan; and

NOW, THEREFORE, the Plan is hereby amended, effective as of August 26, 2003 as follows:

FIRST: Section 5(a)(iv)(b) of the Plan is hereby amended to read in its entirety as follows:

“(b) one hundred percent (100%) of the Shares under such Option upon a Change in Control, and “

SECOND: The first sentence of Section 6 of the Plan is hereby amended to read in its entirety as follows:

“The Plan shall be administered by the Board or a committee thereof appointed by the Board.”

THIRD: Except to the extent hereinabove set forth, the Plan shall remain in full force and effect without change or modification.

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing, the Company has caused this Amendment No. 2 to be executed by a duly authorized officer this 26th day of August 26, 2003.

ROTECH HEALTHCARE INC.

By:

Name:

Title: